Exhibit 99.2

VeriChip Corporation Agrees to Sell Xmark Corporation to The Stanley Works for
$45 Million Cash

Company Provides Strategic Plan Resulting From the Sale
Of Xmark Corporation

VeriMed Business and Corporate Entity To Be Marketed for Sale

DELRAY BEACH, FL – May 15, 2008 –VeriChip Corporation (the “Company”) (NASDAQ: CHIP), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, has entered into a definitive stock purchase agreement with The Stanley Works (“Stanley”) for the sale of its wholly-owned Canadian subsidiary, Xmark Corporation (“Xmark”), for $45 million in cash.

Following the completion of the sale of Xmark to Stanley, the Company will retire all of its outstanding debt. The Company expects to realize net proceeds, after retiring its outstanding debt, paying transaction related costs, and other contractual commitments, of approximately $21.4 million. Under the terms of the stock purchase agreement, $4.5 million of the proceeds will be held in escrow for a period of 12 months. The Company intends to fund a special dividend to stockholders estimated to be at least $15 million. The record date for this special dividend will be set and will be announced in the proxy statement. As of May 15, 2008, the Company had approximately 11.0 million common shares outstanding.

The Company also announced that it has retained the investment banking firm of Kaufman Bros., L.P., to assist in the sale of the Company’s VeriMed Health Link business, and the possible sale of the entire Company, after the sale of Xmark. The Company intends to propose a second, special dividend to its stockholders consisting of all of the remaining distributable cash then held by the Company following any sale of the VeriMed Health Link business or the Company and the release of the escrowed funds.

At the closing of the Xmark transaction, Scott R. Silverman and the Company have mutually agreed that Mr. Silverman will no longer be an officer or director of the Company, although he will remain active as a consultant in the sale of the VeriMed Health Link business and the Company. William J. Caragol will continue as President and Chief Financial Officer of the Company. Joseph J. Grillo, President and Chief Executive Officer of Applied Digital Solutions, Inc. d/b/a Digital Angel (NASDAQ: DIGA), will replace Mr. Silverman as a Board Member of the Company, as its Chairman.

The Xmark transaction is not subject to any financing conditions and is subject to approval by the Company’s stockholders. The Company’s 48.2% stockholder, Digital Angel, along with Scott R. Silverman, the Company’s chief executive officer, have formally agreed to vote in favor of the transaction.

Proxy Statement

The Company plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the special meeting of stockholders to be called to approve the Xmark transaction. The proxy statement will contain important information about the Company, the transaction and related matters. Investors and stockholders are urged to read the proxy statement carefully when it is available. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting Kay E. Langsford, at 1690 Congress Avenue, Suite 200, Delray Beach, Florida 33445.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Xmark transaction. Information regarding the executive officers and directors of the Company is included in its Form 10-K/A filed with the SEC on April 29, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed Xmark transaction.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells RFID systems used to identify, locate and protect people and assets. The Company recently began marketing its VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration.

For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Contact:

VeriChip Corporation

Jay F. McKeage
561-805-8041
jmckeage@verichipcorp.com

CEOcast

Dan Schustack
212-732-4300
dschustack@ceocast.com

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers, and include among other items statements regarding the timing of distributing a proxy statement and holding a stockholder meeting, the closing of the Xmark transaction with Stanley, and of the plan to sell the VeriMed Health Link business or the entire Company and to distribute proceeds to stockholders following repayment of debt, satisfaction of certain liabilities and associated Company costs, and the availability of proceeds, as well as the potential range per share of any available proceeds, to distribute to stockholders assuming completion of these transactions. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management’s ability to successfully satisfy the conditions to the closing of the Xmark transaction with Stanley, the ability of the Company to comply with its obligations under agreements governing indebtedness or obtain waivers from lenders in the event of non-compliance, the continued availability of liquidity and capital resources required to complete these transactions, particularly in the event that such transactions require more time than management anticipates, and other factors.

Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 28, 2008, as amended, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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